SUBSIDIARIES OF NEW ENGLAND COMMUNITY BANCORP, INC.

                                                                      Percent
                                                                     Owned By
                                                                    New England
                                          Incorporated In            Community
Subsidiary                                the State of:            Bancorp, Inc.
----------                                -------------            -------------

New England Bank and Trust Company        Connecticut                    100%

The Equity Bank                           Connecticut                    100%

Community Bank                            Connecticut                    100%

Olde Port Bank and Trust                  New Hampshire                  100%

New England Community Mortgage Corp.      Connecticut                    100%